Exhibit 10.61

August 29, 2015

Sean Menke

Dear Sean:

This agreement (“Agreement”) will confirm our mutual understanding with respect to your proposed employment by Sabre Corporation effective as of October 5, 2015. (“the Effective Time”).

1.Job Description / Title / Duties

(a)
You will serve as Executive Vice President of Sabre Corporation (the “Company”), and President of the Sabre Travel Network division of the Company and certain of its direct and indirect subsidiaries. You shall perform all of the functions, and have of the authority, that are consistent with such position, as determined by the Company and generally described as the top executive responsible for overseeing all operations for Sabre Travel Network. Responsible for multiple profit and loss centers and for directing a full complement of multiple senior management employees to ensure the attainment of financial and strategic business goals. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you. You will report directly to the Chief Executive Officer of the Company.

(b)
During the Employment Period (as defined below), excluding any periods of vacation and sick leave to which you are entitled, you shall devote your full working time, energy and attention to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, you may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for you to (i) subject to the approval of the Chief Executive Officer of the Company, serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations, or (ii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i) or (ii), any such activities do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.    Term of Employment
Unless terminated earlier pursuant to Section 8 hereof, the term of this Agreement and your employment shall be for three years, beginning at the Effective Time and ending on the third anniversary of the date of the Effective Time (the “Initial Term”). The term of this Agreement and your employment shall automatically renew for one-year periods following the Initial Term (each, an “Additional Term”); provided, however, that either party may elect not to renew the term of your employment and this Agreement following the Initial Term or any Additional Term by providing written notice of such non-renewal at least 60 days prior to the end of the applicable term. The period of your employment with the Company shall be referred to herein as the

“Employment Period”. Notwithstanding the foregoing, the provisions of this Agreement, including without limitation Sections 5, 7, 8, 9, 10, 11 and 12 shall survive termination of this Agreement to the extent necessary to enable the parties to enforce their respective rights hereunder.
Either you or the Company may terminate your employment with the Company at any time, and for any reason or no reason, with or without Cause or Good Reason, as set forth in Section 8 of this Agreement. For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated by your death, the date of your death, (b) if your employment is terminated as a result of your Disability (as defined in Section 8 below), the date upon which you receive the notice of termination from the Company, (c) if you voluntarily terminate your employment or your employment is terminated by the Company without Cause, the date specified in the notice given pursuant to Section 8(a) or (c) herein, as applicable, which (except in the case of a resignation for Good Reason following the end of the cure period) shall not be less than 60 days after such notice, and (d) if your employment is terminated for any other reason, the date on which the notice of termination is given unless otherwise agreed to by the Company.
3.    Base Salary and Sign On Bonus
During the Employment Period, your annual base salary will be $600,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items. Your Base Salary will be determined solely by, and will be reviewed annually for possible increase (but not decrease) by the Board of Directors of the Company (the “Board”) or a committee of the Board (such increased Base Salary shall then be referred to as the “Base Salary”). Additionally, you will be paid a sign on bonus in the amount of $250,000 within 30 days of your start date contingent upon your signing of a bonus repayment agreement.

4.    Annual Bonus
During the Employment Period, you will be eligible to receive an annual target cash bonus equal to 85% (the “Target Bonus”) of your Base Salary, based on your attainment of pre-established performance goals set forth each calendar year by the Board or a committee of the Board, and potentially a larger bonus based on exceeding such performance goals, in each case as determined in good faith by the Board or a committee of the Board. The annual bonus for a particular calendar year shall be paid to you no later than March 15 of the year following the year in which such bonus was earned, subject to your continued employment on such date, except as otherwise provided in Section 8. For 2015, your annual target cash bonus will be prorated to be equal to 50% of your regular annual target cash bonus subject to the attainment of the previously described pre-established performance goals.
5.    Participation in the Company Management Equity Incentive Plan; Purchase of Equity
On the 15th of the month following your date of hire, you will receive an equity grant valued at $3,100,000. The grant value will be provided in an equal number of stock options and restricted stock units. The grant is expected to be made under the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and the applicable award agreements issued in connection with the grant. The form award agreements under the Plan are attached in Exhibit A.
6.    Participation in the Sabre Stretch Plan
You will be eligible to participate in the Sabre 3 year Stretch Plan, subject to the terms and conditions of the Plan and the applicable award agreements issued in connection therewith; however, any award earned under the Plan will be prorated for your months of service actually completed in calendar years 2015, 2016 and 2017.

7.    Benefit Plans and Programs
(a)    You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs provided to other senior executives of the Company, subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto; including without limitation the following disability and life insurance provided by the Company; Short Term Disability at 80% of Base Salary; Long Term Disability at 50% of Base Salary; and Basic Life Insurance at 2x Base Salary (rounded to next highest $1,000). During the Employment Period, you shall be entitled to paid vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time; provided that you will be entitled to not less than five weeks of paid vacation per year, prorated for partial years of employment. Such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.
(b)    In addition, you will be provided with relocation assistance up to $200,000 contingent upon your execution of a repayment agreement. You will also be eligible to participate in future equity grants on the same terms as other senior executives of the Company.
(c)    During the Employment Period, the Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to your compliance with the terms of such policy.
8.    Termination Provisions
Except (i) as expressly provided in this Section 8, (ii) for any vested benefits under any tax qualified plan or other benefit plan (to the extent that such benefit plan does not provide for a duplication of the benefits described herein) maintained by the Company, and (iii) pursuant to the terms of your equity award agreements or indemnification and insurance as provided in Section 12(c), you shall not be entitled to any benefits or payments in the event of the termination of your employment with the Company.

(a)
Termination without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause (as defined below) upon 60 days notice, or you may terminate your employment for Good Reason (as defined below), upon compliance with the notice and cure period described below. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company as a result of the giving of a notice of non-renewal of the Initial Term or any Additional Term by the Company, such termination shall be deemed for all purposes to be a termination by the Company without Cause at the end of the then-current Term. In the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall pay to you: within 30 days of the Date of Termination: (A) your Base Salary through the date of your termination, (B) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the date of your termination that are subject to reimbursement and (C) payment for vacation time accrued as of the date of your termination but unused (such amounts under clauses (A), (B) and (C) above, collectively the “Accrued Obligations”). In addition, on the date the annual bonuses are otherwise paid to executives who remain employed with the Company, you shall receive, in the year of your termination, an amount equal to any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid.

In addition, in the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay to you, subject to Section 12(b)(ii), as severance, in equal installments in accordance with normal Company payroll practices over the 18 month period following the Date of Termination, an amount equal to 150% of the sum of (i) your annual Base Salary as in effect immediately prior to the Date of Termination and (ii) your Target Bonus as of the Date of Termination.
In addition, for the 18 month period commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits) to you and any eligible dependents which are substantially similar to those provided generally to executive officers of the Company and their eligible dependents (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if your employment had not been terminated (it being understood that the Company may provide such coverage by treating this as a COBRA period and charging you only the amount of the contribution that would be required of you as an active employee); provided, however, that if you become re-employed with another employer and are eligible to receive health insurance benefits under another employer provided plan, the benefits described in this paragraph shall terminate. In such event, you are obligated to promptly notify the Company of any changes in your benefits coverage. In addition, you will be provided senior executive level outplacement services, at the Company’s expense, for a period of one year, using a reputable provider selected by you with the Company’s approval (which shall not be unreasonably withheld). To the extent any reimbursements or in-kind payments due to you under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind payments shall be paid to you no later than the last day of the taxable year next following the taxable year in which the expenses were incurred, and in a manner consistent with Treas. Reg. §1.409A-3(i)(1)(iv).
Any amounts paid under this Section 8(a) shall be paid only upon your executing an Agreement and General Release substantially in the form attached hereto as Exhibit B (the “Release”) and such Release becoming effective within thirty-five (35) days following the Date of Termination, it being understood that any payment under this Section 8(a) that would otherwise have been made to you but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the fortieth day following the Date of Termination and, with regard to Section 8(a), subject to your not violating any of your obligations to the Company under Section 9 and subject to your materially complying with your obligations under Section 10 of this Agreement; provided, that you shall have the opportunity to promptly cure any such violation, to the extent such violation is reasonably susceptible to cure, after written notice thereof. Further, you agree that suspension of such termination payments or benefits, as a consequence of your breach of such obligations does not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations. Except as otherwise provided above, any outstanding equity or equity-based awards held by you as of your Date of Termination shall be governed by the provisions of the applicable equity plan covering such awards or any applicable grant agreement.
You shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of any benefits described in this Section 8(a).

(b)
Termination on Death/Disability. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you or your beneficiary the Accrued Obligations and any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid in year in which you die or become Disabled.

(c)
Voluntarily Termination. You may terminate your employment for any reason upon 60 days notice to the Company. If you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you the Accrued Obligations within 30 days of such termination of employment.

(d)
Termination for Cause. The Company may terminate your employment at any time for Cause. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations no later than 30 days of such termination of employment.

For purposes of this Agreement, “Disability” shall mean that you have suffered a physical or mental illness or injury that has (i) impaired your ability to substantially perform your full-time duties with the Company with or without reasonable accommodation for a period of 180 consecutive or non-consecutive days in a 12-month period; (ii) qualifies you for benefits under the Company’s long-term disability plan, including any eligibility or elimination period; and (iii) you shall not have returned to full-time employment with the Company. “Disabled” shall have the correlative meaning.
For purposes of this Agreement, “Cause” shall mean the occurrence of the events described in the following clauses (i) or (ii) herein, provided that no act or failure to act by you shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company: (i) at least a majority of the members of the Board determine that you (A) were guilty of gross negligence or willful misconduct in the performance of your duties for the Company (other than due to your physical or mental incapacity), (B) breached or violated, in any material respect, any agreement between you and the Company or any material policy in the Company’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a material act of dishonesty or breach of trust with regard to the Company, any of its subsidiaries or affiliates, or (ii) you are convicted of, or plead guilty or nolo contendre to, a felony or other crime of moral turpitude. Once any breach or violation has been communicated, you have 15 days to cure if susceptible to cure.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent: (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Agreement or any materially adverse change in your positions, titles or reporting responsibility; provided that the Company ceasing to be publicly traded (or becoming publicly traded after ceasing to be publicly traded) shall not be deemed a material adverse change; (ii) a relocation of your principal business location to an area outside a 50 mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a reduction of your annual Base Salary or Target Bonus or a failure to timely pay any of the compensation provided for under Section 3 through 6 above to you in connection with your employment; (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; provided that, within 30 days following the date on which you have knowledge of the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct and cure such grounds as promptly as practicable thereafter).
9.    Non-solicitation, Non-recruitment and Non-competition
You acknowledge and agree that, in your position as Executive Vice President and President- Sabre Travel Network (which, for purposes of this Section 9, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan)), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit C for definition of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within one year after the termination of your employment with the Company, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as Executive Vice President and President- Sabre Travel Network and the Company’s covenants in this Agreement, you make the following covenants described in this Section 9:

(a)
Non-solicitation of Company Customers and Suppliers. During the Employment Period and for one year following any Date of Termination, you shall not, directly or indirectly, on behalf of yourself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

(b)
Non-solicitation of Company Employees. During the Employment Period and for 18 months following any Date of Termination, you shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly, on behalf of yourself or any third party, solicit or hire or recruit or, other than in the good faith performance of your duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 9(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee or (iii) any former employee who was terminated by the Company.

(c)
Non-competition with the Company. During the Employment Period and for 18 months following any Date of Termination, you shall not become an employee, director, or independent contractor of, or a consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 9, a Competitor of the Company shall mean (i) any unit, division, line of business, parent, subsidiary, or subsidiary of the parent of any of Travelport, Amadeus, Worldspan, Orbitz, Expedia, Priceline, Hotwire, ITA Software, Cheaptickets, Navitaire, or HP; and/or (ii) any individual or entity including any division of a larger entity that competes, or combination of activities that competes, with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 9(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 9.

(d)
Non-disclosure of Confidential Information and Trade Secrets. During the Employment Period and thereafter, except in the good faith performance of your duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, you shall not, directly or indirectly, for your own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this paragraph).

(e)
Non-Disparagement. You agree not to defame or disparage any of the Company or any of their respective officers, directors, members, executives or employees. You agree to reasonably cooperate with the Company (at no expense to you) in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or their respective directors, members, officers, executives or employees. The Company will not, and will not permit its board members or executive officers to, defame or disparage you. The foregoing will not restrict you or the Company from making any factual statement required under law or in connection with any legal process.

(f)
Enforceability of Covenants. You acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. You acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 9, and you agree that you will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and you hereby waive any such defense. You further acknowledge that complying with the provisions contained in this Agreement will not preclude you from engaging in a lawful profession, trade or business, or from becoming gainfully employed. You agree that your covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of your covenants and obligations under this Section 9. You and the Company each agrees that any breach of any covenant under this Section 9 may result in irreparable damage and injury to the other party and that the other party will be entitled to seek temporary and permanent injunctive relief in any court of competent jurisdiction without the necessity of posting any bond, unless otherwise required by the court.

10.    Post-Employment Transition and Cooperation
Upon and after the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, your Disability), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested); provided, that such litigation, investigation or administrative matter is related to your employment with the Company and that any such availability or cooperation does not materially interfere with your then current professional activities, does not include a conflict between you and the Company or the Majority Stockholder as determined in good faith by you and the Majority Stockholder and would not result in a violation of any court order or governmental requirement. The Company agrees to compensate you (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with your Base Salary on the Date of Termination to reimburse you for all reasonable expenses actually incurred in connection with cooperation pursuant to this Section 10, and to provide you with legal representation.
11.    Code Section 280G
(a)    If, after the Effective Time, none of the Company or any of its consolidated subsidiaries are an entity whose stock is readily tradable on an established securities market (or otherwise) and a “change of control” under Regulation 1.280G of the Internal Revenue Code of 1986, as amended (the “Code”) occurs, you and the Company shall cooperate and use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Code or a loss of deductibility under Section 280G of the Code, including without limitation your agreement to waive the accelerated vesting, lapse of restrictions or payment of any such payments and benefits and the Company seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5).
(b)    If, after the Effective Time, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G of the Code and, immediately prior to the consummation of such change of control, the Company or any of its consolidated subsidiaries are an entity whose equity securities are readily tradable on an established securities market (or otherwise), the following provisions will apply:
(1)     If any payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11(b), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (A) in full or (B) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If required to be reduced pursuant to the foregoing, the Covered Payments shall be reduced in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero. If the Covered Payments are paid in full, you will be solely responsible for the payment of any Excise Tax and the Company will have no further obligations with respect thereto.
(2)    Any determinations required under this Section 11(b) shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.
12.    Miscellaneous

(a)
Dispute Resolution. The laws of the state of Texas will govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved by binding arbitration, except as otherwise provided in Section 9 of this Agreement. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. There shall be a single arbitrator, chosen in accordance with such rules, who shall be currently licensed to practice law. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of this Agreement. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney fees, and shall bear equally the expenses of the arbitral proceedings, including without limitation the fees of the arbitrator.

(b)
Code Section 409A. (i)If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with you, reform such provision to comply with Section 409A of the Code; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A of the Code. (ii) Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then the payments specified as being subject to this Section 12(b)(ii) shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” (iv) (a) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (b) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.(v) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)
Indemnification and Insurance. During the Employment Period and for so long thereafter as liability exists with regard to your activities during the Employment Period on behalf of the Company, its subsidiaries or affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), and shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). During the Employment Period and for so long as liability exists thereafter you shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its active directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided that you shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present director or officer of the Company.

(d)
Attorneys’ Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by you in connection with the negotiation of this Agreement. Payment of such fees shall be made promptly and, in any event, in 2015.

(e)
No Mitigation. (i) You shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement; and (ii) the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

(f)
Entire Agreement; Amendment. This Agreement and the Option Agreements and RSU Agreements represent the entire understanding with respect to their subject matter. Only a writing that has been signed by both you and the Company may modify this Agreement. Any and all previous employment agreements, severance agreements and executive termination benefits agreements are cancelled as of the Effective Time and the benefits under this Agreement are in lieu of, and in full substitution for, any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates; provided, however, that any prior award of Options shall remain in full force and effect.

(g)
Successors. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(h)
Effectiveness. Notwithstanding anything to the contrary herein, the parties expressly acknowledge and agree that this Agreement will not become effective until each party has duly executed and delivered its respective signature hereto. Executive acknowledges and agrees that the Company’s decision to execute and deliver this Agreement will be made in its sole discretion. Nothing in this Agreement has created or will create a binding obligation of any party hereto until the due execution hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above, with such Agreement to become effective as of the Effective Time.

EXECUTIVE

/s/ Sean Menke 9/4/15
Sean Menke

SABRE CORPORATION

/s/ William G. Robinson, Jr. 9/4/15
Name: William G. Robinson, Jr.
Title: EVP and Chief Human Resources Officer

BONUS AGREEMENT

Congratulations on your new position with the Company. You will receive a signing bonus of $250,000 within 30 days of the Effective Date of your employment agreement contingent upon your signing of a bonus repayment agreement. Your receipt of this bonus is contingent upon your execution of the following Bonus Agreement (the 'Agreement'):

If, within one year after the Effective Date of your employment agreement, you are terminated by the Company for Cause, or resign other than for Good Reason, as such terms are defined in your employment agreement, you will reimburse the Company for the entire amount of the signing bonus you have received as of your termination date.

1.
This Agreement is independent of any other agreement (if any) you have or may have with the Company, except that the determination of whether your employment was terminated by the Company for Cause, or by you without Good Reason, shall be determined in accordance with the terms of your employment agreement, including the provisions thereof related to mandatory arbitration of issues related to termination of your employment. The existence of any claim you may have against the Company shall not serve as a defense to enforcement of this Agreement.

2.
If any provision of this Agreement is held by any court to be invalid or unenforceable, the invalid or unenforceable provision shall be fully severable, and the Agreement shall be construed as if the invalid or unenforceable provision never comprised part of this Agreement. Further, in lieu of the invalid or unenforceable provision, there shall be automatically added, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

3.
You hereby authorize the Company to deduct from your final paycheck the bonus reimbursement due the Company under this Agreement, and any other amounts due the Company when your employment terminates, whatever the reason for termination, to the extent permitted in accordance with applicable law.

4.	This Agreement shall be interpreted under, and governed by, the laws of the State of Texas and may be enforced in any state or federal court in Tarrant County, Texas.

5.	Any modifications to this Agreement must be in writing and signed by both parties.

This Repayment Agreement and all of its Amendments do not constitute a contract of continuous employment or a guarantee of employment with the Company. Employment with the Company is governed by the terms of your employment agreement with the Company.

Understood and Accepted

/s/ Sean Menke
______________________________
Sean Menke

/s/ William G. Robinson, Jr. 9/4/15
______________________________
William G. Robinson

9-4-15
_______________________________
Date

Repayment Agreement

According to Sabre Corporation (Company) Relocation Policy I am eligible to receive assistance for specified relocation expenses. Before receiving any reimbursements and/or advances associated with this relocation assistance, I agree to and understand the following:

I understand that if I voluntarily terminate my employment with the Company for any reason whatsoever or if I am terminated for Cause, as defined in the Sabre Inc. Severance Plan, within twelve (12) months of the effective date in my new position, I will repay the relocation amounts incurred by the Company in relation to my relocation, including all expenses that were directly billed to the Company.

I understand and agree that these benefits are paid by the Company solely to defray bona fide expenses in connection with my relocation to my new work location and shall not be used for any other purpose. For actual relocation expenses, I shall provide receipts or other documentation for the expenses, as required by the Relocation Policy.

Further, if I decline this offer any time prior to effective relocation date, I understand that I am responsible for repayment of any and all funds that the Company has paid on my behalf for services related to my relocation.
In the event that I receive benefits in excess of the amount that I am eligible to receive, I shall promptly repay the excess amounts to the Company. Further, I will be responsible for all subsequent tax consequences without any recourse/claim against the Company.

I agree that the Company is authorized to deduct all amount(s) owed pursuant to this Agreement from my paychecks at any time prior to, on or after termination of my employment with the Company. I understand that, if such monies are not sufficient to repay the full amount I owe, I agree to promptly repay the balance to the Company upon notification of that amount.

I understand I must complete my relocation within 12 months from my hire date or transfer date; otherwise, this offer of relocation assistance may be withdrawn and I will be solely responsible for any costs of relocation.

This obligation to repay remains in place if I leave the Company within twelve (12) months from my relocation date. This Repayment Agreement and all of its Amendments do not constitute a contract of continuous employment or a guarantee of employment with the Company.

Understood and Accepted

/s/ Sean Menke
______________________________________________________
Employee Signature

SEAN MENKE
______________________________________________________
Print Employee Name

/s/ William G. Robinson for
Tom Klein     9/4/15
______________________________________________________
Name of Recruiter or Hiring Manager

9-4-15
______________________________________________________
Date

Relocation expenses will not be paid until signed Agreement is faxed to Jane Woolston or Dennon Butler at 682-606-8296.